UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   July 27, 2010

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices)  (Zip Code)

(816) 854-3000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

(a) On July 28, 2010, H&R Block, Inc. (the “Company”), along with several of its subsidiaries, notified HSBC Taxpayer Financial Services Inc. (“HSBC”) that it was exercising its exclusive right to extend the initial term of the HSBC Retail Settlement Products Distribution Agreement dated September 23, 2005, as amended (the “Retail Distribution Agreement”), and the HSBC Digital Settlement Products Distribution Agreement dated September 25, 2005, as amended (the “Digital Distribution Agreement”), by an additional one-year renewal term.

The Retail Distribution Agreement and the Digital Distribution Agreement are part of the Company’s HSBC Settlement Products Program as more fully described in the Company’s Current Report on Form 8-K filed on September 28, 2005.  The HSBC Settlement Products Program was originally set to expire on June 30, 2011. As a result of the notice, the HSBC Settlement Products Program will now expire on June 30, 2012 (the “Renewal Term”), unless earlier terminated as provided in the Retail Distribution Agreement and the Digital Distribution Agreement.

The Company and its subsidiaries reserve the right to extend the Retail Distribution Agreement and the Digital Distribution Agreement for a second one-year term.  The HSBC Settlement Products Program documents not specifically referenced herein will continue in operation, according to their terms, during the Renewal Term.

(b) In connection with the election of Bruce C. Rohde to its Board of Directors (See Item 5.02 below), the Company will enter into its standard form Indemnification Agreement for Directors with Mr. Rohde.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On July 27, 2010, the Company’s Board of Directors elected Bruce C. Rohde to the Board of Directors. Mr. Rohde was not elected pursuant to any arrangement or understanding with any other person. Mr. Rohde is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.  The Board has not determined on which Board committees Mr. Rohde will serve.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date: August 2, 2010	By:/s/ Andrew J. Somora
Andrew J. Somora
Assistant Secretary